Exhibit 3.3

CERTIFICATE OF MERGER

of

VESUVIUS ACQUISITION CORP.

(a Delaware corporation)

with and into

VIEWRAY TECHNOLOGIES, INC.

(a Delaware corporation)

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), ViewRay Technologies, Inc., a Delaware corporation (the “Company”), in connection with the merger of Vesuvius Acquisition Corp., a Delaware corporation (“Merger Sub”), with and into the Company (the “Merger”), hereby certifies as follows:

FIRST: The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) participating in the Merger are:

Name	State of Incorporation
Vesuvius Acquisition Corp.	Delaware
ViewRay Technologies, Inc.	Delaware

SECOND: The Agreement and Plan of Merger and Reorganization, dated as of July 23, 2015, by and among ViewRay, Inc., the Company and Merger Sub (the “Merger Agreement”), setting forth the terms and conditions of the Merger has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 251 of the DGCL, and by the written consent of the sole stockholder of Merger Sub in accordance with Section 228 of the DGCL.

THIRD: Following the Merger, the Company will continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub will cease.

FOURTH: The name of the Surviving Corporation in the Merger shall be ViewRay Technologies, Inc.

FIFTH: The certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety so as to read as set forth in Exhibit A hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving

Corporation until further amended or changed pursuant to the provisions of the DGCL.

SIXTH: The executed Merger Agreement is on file at an office of the Surviving Corporation located at 2 Thermo Fisher Way, Oakwood Village, Ohio 44146.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any of the Constituent Corporations.

EIGHTH: The Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

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2

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by its duly authorized officer as of the 23rd day of July, 2015.

VIEWRAY TECHNOLOGIES, INC.

By:	/s/ Chris A. Raanes
Name: Chris A. Raanes
Title: President and Chief Executive Officer

[Signature Page to Certificate of Merger]

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VIEWRAY TECHNOLOGIES, INC.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VIEWRAY TECHNOLOGIES, INC.

1. Name. The name of the corporation is ViewRay Technologies, Inc.

2. Registered Office and Registered Agent. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. Purposes. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. Capital Stock. The total number of shares that the corporation is authorized to issue is 1,000 shares of common stock, par value $0.01 per share.

5. Bylaws. The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

6. Director Liability.

a)	Limitation. To the fullest extent permitted by law, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Section 6 by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

b)

Indemnification. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the corporation (and any other persons to which DGCL permits the corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

c)	Modification. Any amendment, repeal or modification of the foregoing provisions of this Section 6 shall not adversely affect any right or protection of any director, officer, or other agent of the corporation existing at the time of such amendment, repeal or modification.

7. Board Rights. In furtherance and not in limitation of the powers conferred by statute, it is further provided that:

a)	The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors.

b)	The Board of Directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation.

8. Director Election. Election of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

9. Amendment. Subject to such limitations as may be from time to time imposed by other provisions of this Certificate of Incorporation, by the bylaws of the corporation, by the DGCL or by other applicable law, or by any contract or agreement to which the corporation is or may become a party, the corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this express reservation.